Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited)

(In thousands)

Management believes that presentation of organic sales in fiscal 2003, 2002 and 2001, as adjusted to eliminate the effect of acquisitions, divestitures, the 53rd week and the impact of currency translation, provides useful information to investors because it enables them to assess the performance of Company operations that were subject to the stewardship of Company management during the entirety of the comparative financial periods, other than the 53rd week in fiscal 2003; the elimination of the 53rd week enhances comparability because it results in the comparative periods having an equal length. Moreover, the further exclusion of the impact of currency translation enables investors to compare management’s performance without the impact of currency fluctuations.

Management believes that the adjustment of operating income in fiscal 2003 and 2002 to eliminate the impact of insurance proceeds and other (income) expense is useful to investors because it enables them to assess the Company’s operating income from core operations, exclusive of isolated events. In addition, a further adjustment of operating income to eliminate the impact of currency translation, acquisitions, divestitures and the 53rd week should be useful to investors because it enables them to better assess the performance of the Company’s operations that were under the stewardship of Company management during the entirety of the comparative periods other than the 53rd week in fiscal 2003 (as noted above, the elimination of the 53rd week enhances comparability because it results in the comparative periods having an equal length), without regard to currency fluctuations.

Management believes that Food and Support Services-International operating income in fiscal 2002 and 2001, exclusive of fiscal 2001 goodwill amortization, impact of currency translation, effect of acquisitions and divestitures and gain on asset sale, is a useful measure for investors because it enables them to assess the operations of the Company that were subject to management stewardship during the entirety of the comparative financial periods, without giving effect to disparate accounting treatment of goodwill amortization during the periods, to currency fluctuations or the gain on the asset sale, which do not reflect day-to-day operations.

	Fiscal Year Ended		% Change
Fiscal 2003 Results	October 3, 2003	September 27, 2002
ARAMARK Corporation Consolidated Sales (as reported)	$9,447,815	$8,356,007	13%
Add: Impact of Currency Translation	—	129,759
Less: Effect of Acquisitions, Divestitures and the 53rd Week	(840,992)	(94,295)

ARAMARK Corporation Consolidated Sales (as adjusted)	$8,606,823	$8,391,471	3%

ARAMARK Corporation Consolidated Operating Income (as reported)	$552,022	$529,581	4%
Less: Insurance Proceeds	(31,990)	—
Less: Other (income) expense	10,700	(43,695)

ARAMARK Corporation Operating Income, excluding Other Income and insurance proceeds	530,732	485,886	9%

Add: Impact of Currency Translation	—	5,307
Less: Effect of Acquisitions, Divestitures and the 53rd Week	(37,587)	(7,441)

ARAMARK Corporation Consolidated Operating Income (as adjusted)	$493,145	$483,752	2%

	Fiscal Year Ended		% Change
Fiscal 2002 Results	September 27, 2002	September 28, 2001
ARAMARK Corporation Consolidated Sales (as reported)	$8,356,007	$7,369,492	13%
Add: Impact of Currency Translation	—	15,715
Less: Effect of Acquisitions and Divestitures	(886,890)	(11,057)

ARAMARK Corporation Consolidated Sales (as adjusted)	$7,469,117	$7,374,150	1%

Food and Support Services-International-Sales (as reported)	$1,200,806	$1,109,305	8%
Add: Impact of Currency Translation	—	15,715

Food and Support Services-International-Sales (as adjusted)	$1,200,806	$1,125,020	7%

Food and Support Services-International-Operating Income (as reported)	$46,261	$39,394	17%
Add: Fiscal 2001 Goodwill Amortization	—	1,826

Food and Support Services-International Operating Income (as adjusted)	46,261	41,220	12%

Add: Impact of Currency Translation	—	471
Less: Effect of Acquisitions and Divestitures	(780)	—
Less: Gain on Asset Sale	(1,000)	—

Food and Support Services-International-Operating Income (as adjusted)	$44,481	$41,691	7%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited)

(In thousands, except per share amounts)

Management believes that operating income for fiscal 2002 and 2001, exclusive of fiscal 2001 goodwill amortization and other (income) expense is useful to investors because it eliminates an anomaly that results from a change in accounting principle between fiscal 2001 and fiscal 2002, and eliminates other events that are not related to the Company’s core operations, thereby enhancing comparability of operating results.

	Fiscal Year Ended
Fiscal 2002 Results	September 27, 2002	September 28, 2001	% Change
ARAMARK Corporation Operating Income (as reported)	$529,581	$415,468	27%
Add: Fiscal 2001 Goodwill Amortization	—	22,237
Less: Other (Income) Expense	(43,695)	—

ARAMARK Corporation Operating Income (as adjusted)	$485,886	$437,705	11%

The fiscal 2003 fourth quarter includes approximately $32 million of business interruption proceeds from the final settlement of the Company’s September 11, 2001 claim. During the fourth quarter of fiscal 2003, ARAMARK reached agreement for the sale of its 15% interest in a previously divested periodicals distribution business to the majority shareholder, and wrote down this investment to the expected recoverable amount. The resulting pre-tax charge of $10.7 million is included in “Other (income) expense.” In the third quarter of fiscal 2003, ARAMARK completed a tender offer to purchase approximately $94.3 million of its 6.75% Guaranteed Notes due August 1, 2004, for approximately $102 million, including accrued interest, and retired a $45 million term loan due March 2005. These two transactions resulted in a pre-tax extinguishment charge of $7.7 million which is included in “Interest and other financing costs, net”. Additionally, in the third quarter of fiscal 2003, ARAMARK reduced the provision for income taxes based upon the settlement of open tax years, by approximately $8.4 million. During fiscal 2002, ARAMARK sold its ownership interests in the Boston Red Sox and a related entity, resulting in a pre-tax gain of $37.9 million, and recorded a pre-tax gain of $5.8 million, resulting principally from the sale of a residual interest in a previously divested business. These items totaling $43.7 million are included in “Other (income) expense.” The Company believes that income from continuing operations in fiscal 2003 and 2002, adjusted to reflect the exclusion of these items, is useful to investors because it will enable them to focus on management’s performance regarding the Company’s core operations during the relevant fiscal periods by eliminating items not directly related to those operations.

	Fiscal Year Ended
	October 3, 2003	September 27, 2002
Income from continuing operations (as reported)	$265,368	$251,320
Add: Other expense (net of tax)	6,583	—
Less: Other income (net of tax)	—	(30,803)
Less: Insurance proceeds (net of tax)	(19,683)	—
Add: Debt extinguishment (net of tax)	4,687	—
Less: Tax provision adjustment	(8,439)	—

Income from continuing operations (as adjusted)	$248,516	$220,517

Weighted average diluted shares outstanding	197,505	200,924

Diluted Earnings Per Share-
Income from continuing operations-As reported	$1.34	$1.25

Income from continuing operations-As adjusted	$1.26	$1.10

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited)

(In millions)

The fiscal 2003 fourth quarter includes approximately $32 million of business interruption proceeds from the final settlement of the Company’s September 11, 2001 claim. During the fourth quarter of fiscal 2003, ARAMARK reached agreement for the sale of its 15% interest in a previously divested periodicals distribution business to the majority shareholder, and wrote down this investment to the expected recoverable amount. The resulting pre-tax charge of $10.7 million is included in “Other (income) expense.” During fiscal 2002, ARAMARK sold its ownership interests in the Boston Red Sox and a related entity, resulting in a pre-tax gain of $37.9 million, and recorded a pre-tax gain of $5.8 million, resulting principally from the sale of a residual interest in a previously divested business. These items totaling $43.7 million are included in “Other (income) expense.” Management believes that operating income and operating margins in fiscal 2003 and 2002, excluding other income and insurance proceeds, are useful measures for investors because they reflect management’s stewardship of the Company’s operations without giving effect to insurance proceeds and other income, events that do not relate directly to day-to-day operations.

	Fiscal Year Ended
	October 3, 2003	September 27, 2002
ARAMARK Corporation Consolidated Sales, as reported	$9,447,815	$8,356,007

Operating income, as reported	$552,022	$529,581
Insurance proceeds	(31,990)	—
Other (income) expense	10,700	(43,695)

Operating income, excluding Other Income and insurance proceeds	$530,732	$485,886

Operating margin, excluding Other Income and insurance proceeds	5.6%	5.8%

Management believes that Food and Support Services-International sales and operating income for fiscal 2003 and 2002, adjusted to exclude the impact of currency translation, provides useful information to investors because it enables them to compare management’s performance in operating this segment without the impact of currency fluctuations.

	Fiscal Year Ended		% Change
Fiscal 2003 Results	October 3, 2003	September 27, 2002
Food and Support Services-International-Sales (as reported)	$1,423,825	$1,200,806	19%
Add: Impact of Currency Translation	—	129,759

Food and Support Services-International-Sales (as adjusted)	$1,423,825	$1,330,565	7%

Food and Support Services-International-Operating Income (as reported)	$60,200	$46,261	30%
Add: Impact of Currency Translation	—	5,307

Food and Support Services-International-Operating Income (as adjusted)	$60,200	$51,568	17%

The Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," as of the beginning of fiscal 2002. As prescribed by SFAS No. 142, goodwill is no longer amortized. To facilitate comparability, the As Adjusted fiscal 2001 amounts shown below have been adjusted to eliminate goodwill amortization from the fiscal 2001 As Reported results.

Segment	Fiscal 2001 Operating Income As Reported	Amortization of Goodwill	Fiscal 2001 Operating Income As Adjusted
	(dollars in millions)
Food & Support Services-United States	$264.7	$10.8	$275.5
Food & Support Services-International	39.4	1.8	41.2
Uniform and Career Apparel-Rental	119.7	5.3	125.0
Uniform and Career Apparel-Direct Marketing	15.6	3.1	18.7

	439.4	21.0	460.4
Corporate	(23.9)	1.3	(22.6)

	$415.5	$22.3	$437.8